Samaritan Announces Positive Preliminary Results in a Phase IIb Study for Its Novel Oral HIV Entry Inhibitor

SP01A Being Developed as An Adjunct Treatment for ‘HIV Drug Resistance’ Has Demonstrated Efficacy in Three Phase II Clinical Trials

LAS VEGAS, July 20, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV), a developer of innovative drugs, is pleased to announce its novel oral HIV entry inhibitor SP-01A, being developed as an adjunct treatment for HIV drug resistance, has received positive preliminary results in a Phase IIb 28-Day Monotherapy Study.

Adjunctive therapy is another HIV treatment used together with the primary antiretroviral treatment. Its purpose is to assist the primary treatment to make it work even better or where the primary antiretroviral treatment alone is inadequate. When Samaritan studied SP-01A as an adjunctive therapy in its Phase II “proof of concept” clinical trial, the results were statistically significant and promising. However, when Samaritan submitted SP-01A to the FDA as an adjunctive therapy, the FDA requested that we also explore SP-01A’s efficacy alone as an antiretroviral in monotherapy studies.

To date, SP01A has demonstrated efficacy in three Phase II clinical trials,

1. SP-01A in a PIb/PIIa clinical trial study, as an adjunct to triple antiretroviral therapy, demonstrated a significant 1.342 log10 difference in viral load.

2. SP-01A alone in a PIIb 10 Day HIV Monotherapy Study demonstrated a 0.4 log10 difference in viral load.

3. Preliminary Results of SP-01A alone in a PIIb 28-Day HIV Monotherapy Trial shows a 0.5 log10 difference in viral load.

The Monotherapy Study was a Phase II double-blind, placebo controlled, multi-dose study in treatment-experienced HIV patients to assess SP01A’s safety and effect on viral load in HIV positive individuals with evidence of an increasing viral load. Essentially, viral load measures how many copies of the HIV virus there are in a unit of the individual’s blood. Viral load changes are often described as “log” changes. The viral load test is one of several great tools for doctors to assess the efficiency and health of a person’s immune system.

In the preliminary finding SP01A showed positive results in that subjects taking SP-01A showed a reduction in the amount of viral infection in their blood, with a dose dependent relationship in effect on viral load with a positive 0.5 log10 difference in viral load between the high dose group (800mg/day) and the low dose group (200mg/day).

In addition, there was also a dose dependent relationship in the number of subjects who had a reduction in viral load with the high dose group showing the most difference as compared to the low dose group (50% vs. 10%, respectively).

Samaritan and its SP-01A collaborative partner Pharmaplaz, Ireland, plan to submit finalized data to the U.S. Food and Drug Administration and the European Medicines Agency.

Dr. Greeson, CEO of Samaritan Pharmaceuticals stated, “We are very encouraged by these results. These results are not only positive for SP-01A as an adjunctive therapy; it also suggests to us that SP-01A might have potential alone as an entry inhibitor coupled with just one “killer” antiretroviral drug.”

HIV 28-day Monotherapy Clinical Trial Highlights:

• The study enrolled 43 evaluable patients in placebo and 3 active dose groups.

• The active treatment groups were 200mg (200mg QD), 400mg (200mg BID), and 800mg (400mg BID) of SP01A.

• Mean change in viral load for the active arms, as measured from Baseline to Day 11, showed an increase of 0.3 log10 copies/ml for the 200mg/day dose group, an increase of 0.1 log10 copies/ml for the 400mg/day dose group, and a decrease of 0.2 log10 copies/ml for the 800mg/day dose group.

• The percentage of subjects having a reduction in viral load over the 28 day monotherapy treatment period were 10% for the 200mg/day group, 42% for the 400mg/day group, and 50% for the 800mg/day group.

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Samaritan Pharmaceuticals is a life science company focused on commercializing innovative drugs to relieve the suffering of patients with Alzheimer’s, Cancer, Heart disease, and Infectious disease.

Disclaimer

The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

CONTACT: Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com